Exhibit 99.(a)(1)

BEST BUY CO., INC.

COMPANY NOTICE

FOR

2.25% Convertible Subordinated Debentures due January 15, 2022

CUSIP Number 086516 AF8

NOTICE IS HEREBY GIVEN pursuant to Section 3.7(e) of the Indenture, dated as of January 15, 2002 (the “Base Indenture”), among Best Buy Co., Inc., a Minnesota corporation, as Issuer (the “Company”), Best Buy Stores, L.P., as Guarantor (the “Guarantor”), and Wells Fargo Bank, N.A. (formerly Wells Fargo Bank Minnesota, National Association), a national banking association, as Trustee (the “Trustee” or “Paying Agent”), as supplemented by the First Supplemental Indenture, dated as of February 26, 2002 (together with the Base Indenture, the “Indenture”), among  the Company, the Guarantor and the Trustee, that, at the option of each holder (“Holder”) of the Company’s 2.25% Convertible Subordinated Debentures due January 15, 2022 (the “Debentures”) the Company will repurchase such Holder’s Debentures for a purchase price (the “Purchase Price”) of 100% of the principal amount of the Debentures, plus any accrued and unpaid interest on the Debentures up to, but not including, January 15, 2012 (the “Purchase Date”), subject to the terms and conditions of the Indenture, the Debentures and this Company Notice and related notice materials, as amended and supplemented from time to time (the “Repurchase Option”). Holders may surrender their Debentures from 9:00 a.m. (New York City time) on Friday, December 16, 2011 through 11:59 p.m. (New York City time) on Tuesday, January 17, 2012 (the “Expiration Date”). Unless the Company defaults in making payment of the Purchase Price, interest on the Debentures repurchased will cease to accrue on and after the Purchase Date. Debentures as to which a Purchase Notice (as defined below) has been given may be converted only if the Purchase Notice is withdrawn in accordance with the terms of the Indenture. All capitalized terms used but not specifically defined in this Company Notice shall have the meanings given to such terms in the Indenture and the Debentures.

The Purchase Date is an interest payment date under the terms of the Indenture.  Accordingly, interest accrued up to the Purchase Date will be paid to record holders as of the regular record date therefor, and we expect that there will be no accrued and unpaid interest due as part of the Purchase Price.

To exercise your option to have the Company purchase your Debentures and receive the Purchase Price, you must validly surrender the Debentures along with a duly executed Purchase Notice in the form attached hereto as Annex A (a “Purchase Notice”), if applicable, prior to 11:59 p.m. (New York City time) on the Expiration Date. Debentures surrendered for purchase may be withdrawn at any time prior to 11:59 p.m. (New York City time) on the Expiration Date, by delivering a valid written notice of withdrawal in the form attached hereto as Annex B (a “Withdrawal Notice”), if applicable, or otherwise in accordance with Section 3.9 of the Indenture. The right of Holders to surrender their Debentures for purchase in the Repurchase Option expires at 11:59 p.m. (New York City time) on the Expiration Date.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Debentures hold the Debentures through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Debentures in non-global form. Accordingly, all Debentures surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC as described herein.

The Trustee and Paying Agent is:

Wells Fargo Bank, N.A.

By Registered or Certified Mail:	By Regular Mail or Courier:	By Facsimile:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	1-612-667-9825
Corporate Trust Operations	Corporate Trust Operations	Attention: Jayne Sillman
MAC N9303-121	MAC N9303-121
P.O. Box 1517	6th & Marquette Avenue	For Information:
Minneapolis, Minnesota 55480	Minneapolis, Minnesota 55479	1-800-344-5128
Attention: Jayne Sillman	Attention: Jayne Sillman

Additional copies of this Company Notice may be obtained from the Paying Agent at its addresses set forth above.

Dated: December 15, 2011

No person has been authorized to give any information or to make any representation other than those contained in this Company Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Company Notice is accurate as of any date other than the date on the front of this Company Notice. This Company Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not under any circumstances create any implication that the information contained in this Company Notice is current as of any time subsequent to the date of such information. None of the Company, its board of directors or its employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Debentures for purchase. You should consult your own financial and tax advisors regarding the surrender of your Debentures pursuant to the Repurchase Option in light of your specific tax and investment situation and must make your own decision as to whether to surrender your Debentures for purchase and, if so, the amount of Debentures to surrender.

SUMMARY TERM SHEET

The following are answers to questions that you may have about the Repurchase Option. To understand the Repurchase Option fully and for a more complete description of the terms of the Repurchase Option, we urge you to read carefully the remainder of this Company Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my Debentures?

Best Buy Co., Inc., a Minnesota corporation (the “Company,” “we,” “our” or “us”), is obligated, at your option, to purchase your validly surrendered 2.25% Convertible Subordinated Debentures due January 15, 2022 (the “Debentures”). (Page 5)

Why is the Company offering to purchase my Debentures?

The right of each holder (the “Holder”) of the Debentures to sell and our obligation to purchase such Holder’s Debentures pursuant to the Repurchase Option is a term of the Debentures and has been a right of Holders from the time the Debentures were issued on January 15, 2002. We are required to repurchase the Debentures of any Holder exercising the Repurchase Option pursuant to the terms of the Indenture and the Debentures. (Page 5)

What Debentures is the Company obligated to purchase?

We are obligated to purchase all of the Debentures surrendered, at the option of the Holder. As of December 14, 2011, $387,812,000 aggregate principal amount of the Debentures was outstanding. The Debentures were issued under the Indenture, dated as of January 15, 2002 (the “Base Indenture”), among Best Buy Co., Inc., a Minnesota corporation, as Issuer (the “Company”), Best Buy Stores, L.P., as Guarantor (the “Guarantor”), and Wells Fargo Bank, N.A. (formerly Wells Fargo Bank Minnesota, National Association), a national banking association, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 26, 2002 (together with the Base Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee. (Page 5)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Debentures, we will pay, in cash, a repurchase price equal to 100% of the principal amount of the Debentures plus accrued and unpaid interest to, but not including, January 15, 2012 (the “Purchase Price”), with respect to any and all Debentures validly surrendered for purchase and not withdrawn. (Page 6)

How will the Company fund the purchase of the Debentures?

We intend to use available cash to fund the purchase of the Debentures. (Page 6)

How can I determine the market value of the Debentures?

There is no established reporting system or market for trading in the Debentures. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results, the market price and implied volatility of our shares of common stock, par value $0.10 per share (the “Common Stock”), into which the Debentures are convertible and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Debentures prior to making any decision with respect to the Repurchase Option. Our Common Stock into which the Debentures are convertible are listed on the New York Stock Exchange (the “NYSE”) under the symbol “BBY”. On December 13, 2011, the closing price of our Common Stock on the NYSE was $23.62 per share. (Pages 6-7)

What does the board of directors of the Company think of the Repurchase Option?

Our board of directors has not made any recommendation as to whether you should surrender your Debentures for purchase in the Repurchase Option. You must make your own decision whether to surrender your Debentures for purchase in the Repurchase Option and, if so, the amount of Debentures to surrender. (Page 6)

When does the Repurchase Option expire?

The Repurchase Option expires at 11:59 p.m. (New York City time) on Tuesday, January 17, 2012 (the “Expiration Date”). We will not extend the period Holders have to accept the Repurchase Option unless required to do so by applicable U.S. federal securities laws. (Page 5)

What are the conditions to the purchase by the Company of the Debentures?

The purchase by us of validly surrendered Debentures is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Company Notice. (Page 5)

How do I surrender my Debentures?

There are three ways to tender your Debentures:

•                  If your Debentures are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to surrender your Debentures and instruct such nominee to surrender the Debentures on your behalf through the transmittal procedures of DTC.

•                  If you are a DTC participant, you should surrender your Debentures electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of ATOP.

•                  While the Trustee has informed us that there are currently no certificated Debentures in non-global form, in the event that after the date hereof physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee, any such Holder who desires to tender Debentures pursuant to the Repurchase Option and holds physical certificates evidencing such Debentures must complete and sign a Purchase Notice in the form attached hereto as Annex A (a “Purchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Purchase Notice, together with the certificates evidencing the Debentures being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Debentures through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Repurchase Option set forth in this Company Notice. (Pages 7-10)

If I surrender my Debentures, when will I receive payment for them?

We will accept for payment all validly surrendered Debentures promptly on or after the Expiration Date. We will forward to the Paying Agent, prior to 11:00 a.m. (New York City time) on the business day following the Expiration Date, the appropriate amount of cash required to pay the Purchase Price for the surrendered Debentures, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 10)

Until what time can I withdraw previously surrendered Debentures?

You can withdraw Debentures previously surrendered for purchase at any time until 11:59 p.m. (New York City time) on the Expiration Date. (Page 10)

How do I withdraw previously surrendered Debentures?

To withdraw previously surrendered Debentures, you must comply with the withdrawal procedures of DTC prior to 11:59 p.m. (New York City time) on the Expiration Date. While the Trustee has informed us that there are currently no certificated Debentures in non-global form, in the event that after the date hereof physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Debentures evidenced by physical certificates must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 3.9 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 11:59 p.m. (New York City time) on the Expiration Date.  (Page 10)

Do I need to do anything if I do not wish to surrender my Debentures for purchase?

No. If you do not surrender your Debentures before the expiration of the Repurchase Option, we will not purchase your Debentures in the Repurchase Option and such Debentures will remain outstanding subject to their existing terms. (Pages 5 and 7)

If I choose to surrender my Debentures for purchase, do I have to surrender all of my Debentures?

No. You may surrender all of your Debentures, a portion of your Debentures or none of your Debentures for purchase. If you wish to surrender a portion of your Debentures for purchase, however, you must surrender your Debentures in a principal amount of $1,000 or an integral multiple thereof. (Page 7)

If I do not surrender my Debentures for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Debentures for purchase, your conversion rights will not be affected. The current Conversion Rate (as defined in the Indenture) of the Debentures is 21.7391 shares of Common Stock per $1,000 principal amount of the Debentures (equivalent to a conversion price of approximately $46.00 per share of Common Stock). You will continue to have the right to convert each $1,000 principal amount of Debentures into Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Debentures. (Page 6)

What are the U.S. federal income tax consequences if I tender my Debentures?

The Debentures are subject to the Contingent Debt Regulations (as defined in “Material U.S. Federal Income Tax Consequences”). The receipt of cash in exchange for Debentures pursuant to the Repurchase Option will be a taxable transaction for United States federal income tax purposes. Pursuant to the Contingent Debt Regulations, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) will generally recognize ordinary income or loss (subject to certain exceptions) on the sale to us of your Debentures in an amount equal to the difference between (i) the amount of cash received for your Debentures and (ii) your “adjusted tax basis” for the Debentures at the time of the sale to us. See “Material U.S. Federal Income Tax Consequences” in this Company Notice. This Company Notice includes only a summary of the possible tax consequences to you of tendering your Debentures. You should consult with your own tax advisor regarding the actual tax consequences to you. (Pages 12-14)

Who is the Paying Agent?

Wells Fargo Bank, N.A., the Trustee under the Indenture, is serving as Paying Agent in connection with the Repurchase Option. Its address and telephone number are set forth on the front cover page of this Company Notice.

Whom can I talk with regarding questions about the Repurchase Option?

Questions and requests for assistance in connection with the surrender of Debentures for purchase in the Repurchase Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Company Notice.

IMPORTANT INFORMATION CONCERNING THE REPURCHASE OPTION

1.             Information Concerning the Company.  We are obligated to purchase the Debentures at specified times and upon the occurrence of designated events subject to the terms and conditions specified in the Indenture and the Debentures. The Debentures are convertible into our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Debentures.

We are a multinational retailer of consumer electronics, home office products, entertainment products, appliances and related services. We operate retail stores and call centers and conduct online retail operations under a variety of brand names such as Best Buy (BestBuy.com, BestBuy.ca, BestBuy.co.uk), Best Buy Mobile (BestBuyMobile.com), The Carphone Warehouse (CarphoneWarehouse.com), Five Star (Five-Star.cn), Future Shop (FutureShop.ca), Geek Squad, Magnolia Audio Video, Pacific Sales and The Phone House (PhoneHouse.com). References to our Web site addresses do not constitute incorporation by reference of the information contained on the Web sites.

We operate two reportable segments: Domestic and International. The Domestic segment is comprised of the operations in all states, districts and territories of the U.S., operating under various brand names including, but not limited to, Best Buy, Best Buy Mobile, Geek Squad, Magnolia Audio Video and Pacific Sales.   The International segment is comprised of: (i) all Canada operations, operating under the brand names Best Buy, Best Buy Mobile, Cell Shop, Connect Pro, Future Shop and Geek Squad; (ii) all Europe operations, operating under the brand names Best Buy, The Carphone Warehouse, The Phone House and Geek Squad; (iii) all China operations, operating under the brand names Geek Squad and Five Star; and (iv) all Mexico operations, operating under the brand names Best Buy and Geek Squad.

Our executive offices are located at 7601 Penn Avenue South, Richfield, Minnesota 55423 and our telephone number is (612) 291-1000.

2.         Information Concerning the Debentures.  On January 15, 2002, we issued $402,500,000 in aggregate principal amount of the Debentures. Cash interest accrues on the Debentures in accordance with the terms of the Indenture and the Debentures and is payable semi-annually on January 15 and July 15 of each year to the person in whose name a Debenture is registered at the close of business on the preceding record date. The Debentures will mature on January 15, 2022, unless earlier converted, redeemed or repurchased in accordance with the terms of the Indenture and the Debentures. As of December 14, 2011, $387,812,000 in aggregate principal amount of the Debentures was outstanding.

2.1     The Company’s Obligation to Purchase the Debentures.  Pursuant to the terms of the Indenture and the Debentures, we are obligated to purchase all Debentures validly surrendered for purchase and not withdrawn, at the Holder’s option, by January 15, 2012 (the “Purchase Date”). Because both January 15, 2012 and January 16, 2012 are not “business days”, this Repurchase Option will expire at 11:59 p.m. (New York City time) on Tuesday, January 17, 2012 (i.e., the Expiration Date), which is the next succeeding business day after the Purchase Date. We reserve the right to make changes to the terms of the Repurchase Option, including changing the Expiration Date, if reasonably necessary to comply with applicable U.S. federal securities laws and regulations. If we make any change to this Repurchase Option which we determine constitutes a material change, or if we waive a material condition to this Repurchase Option, we will promptly disclose the change or waiver in a supplement to this Company Notice that we will distribute to registered Holders, and we will make a public announcement by means of a press release of such change or waiver promptly afterward. We may be required to extend the Expiration Date for a period of five to 10 business days, depending on the significance of the change or waiver, if the Repurchase Option would otherwise expire during the five to 10 business day period. If we are required to extend the Expiration Date, we will make a public announcement of such extension promptly by means of a press release. Our purchase of validly surrendered Debentures is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Company Notice.

If any Debentures remain outstanding following the expiration of the Repurchase Option, and if the Debentures are not otherwise redeemed or converted after such date, we will become obligated to purchase the Debentures, at the option of the Holders, in whole or in part, on January 15, 2017 at a purchase price equal to 100% of the principal amount of the Debentures plus the amount of accrued and unpaid interest thereon to, but excluding, the purchase date thereof, subject to the terms and conditions specified in the Indenture and the Debentures.

2.2    Purchase Price.  Pursuant to the terms of the Indenture and the Debentures, the Purchase Price to be paid by us for the Debentures is 100% of the principal amount of the Debentures, plus accrued and unpaid interest on the Debentures to, but not including, the Purchase Date. The Purchase Price will be paid in cash with respect to any and all Debentures validly surrendered for purchase prior to the Expiration Date and not withdrawn prior to 11:59 p.m. (New York City time) on the Expiration Date. Debentures surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

The Purchase Price is based solely on the requirements of the Indenture and the Debentures and bears no relationship to the market price of the Debentures or our Common Stock. Thus, the Purchase Price may be significantly higher or lower than the market price of the Debentures on the Purchase Date. Holders of Debentures are urged to obtain the best available information as to potential current market prices of the Debentures, to the extent available, and our Common Stock before making a decision whether to surrender their Debentures for purchase.

We are not, nor is our board of directors or any of our employees, making any recommendation to Holders as to whether to surrender or refrain from surrendering Debentures for purchase pursuant to this Company Notice. Each Holder must make its own decision whether to surrender its Debentures for purchase and, if so, the principal amount of Debentures to surrender based on such Holder’s assessment of the current market value of the Debentures and our Common Stock and other relevant factors.

2.3    Source of Funds.  In the event any Debentures are surrendered and accepted for payment, we intend to use available cash on hand to pay the Purchase Price for such Debentures.

2.4     Conversion Rights of the Debentures.  Holders that do not surrender their Debentures for purchase pursuant to the Repurchase Option will maintain their conversion rights with respect to their Debentures, subject to the terms, conditions and adjustments specified in the Indenture and the Debentures. The current Conversion Rate of the Debentures is 21.7391 shares of Common Stock per $1,000 principal amount of the Debentures (equivalent to a conversion price of approximately $46.00 per share). Holders that surrender their Debentures pursuant to the Repurchase Option may retain their conversion rights with respect to such Debentures, subject to the terms and conditions of the Indenture and the Debentures, only if such surrender has been validly withdrawn prior to the Expiration Date, as described in Section 4 below.

2.5    Market for the Debentures and the Company’s Common Stock.  There is no established reporting system or trading market for trading in the Debentures. However, we believe the Debentures currently are traded over the counter. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results, the market price and implied volatility of our Common Stock and the market for similar securities. As of December 14, 2011, $387,812,000 aggregate principal amount of the Debentures was outstanding.

Our Common Stock into which the Debentures are convertible are listed on the NYSE under the symbol “BBY”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of our Common Stock as reported on the NYSE:

	Share Price
	High	Low

Fiscal 2010
First Quarter	$42.06	$23.97
Second Quarter	$39.98	$31.25
Third Quarter	$44.32	$35.66
Fourth Quarter	$45.55	$35.01

Fiscal 2011
First Quarter	$48.83	$36.28
Second Quarter	$42.65	$30.90
Third Quarter	$45.63	$31.32
Fourth Quarter	$44.62	$32.00

Fiscal 2012
First Quarter	$33.22	$28.09
Second Quarter	$32.85	$23.25
Third Quarter	$28.36	$21.79
Fourth Quarter (through December 13)	$28.53	$23.62

On December 13, 2011, the closing price of our Common Stock on the NYSE was $23.62 per share. As of December 13, 2011, there were 353,398,689 shares of Common Stock outstanding. We urge you to obtain current market information for the Debentures, to the extent available, and our Common Stock before making any decision to surrender your Debentures pursuant to the Repurchase Option.

2.6    Optional Redemption.  Beginning on January 15, 2007, the Debentures became redeemable for cash at our option at any time, in whole or in part, at a redemption price equal to the principal amount of Debentures to be redeemed plus any accrued and unpaid interest to, but not including, the date fixed for redemption, as provided in the Indenture and the Debentures. However, effective on the date of this Company Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable U.S. federal securities laws from purchasing or redeeming Debentures (or the right to purchase or redeem Debentures) other than through the Repurchase Option until at least the tenth business day after the Expiration Date.

2.7    Holders’ Right to Require Repurchase Upon a Change of Control.  Each Holder may require us to repurchase all or any part of his or her Debentures if there is a Change of Control (as defined in the Indenture) at a repurchase price in cash equal to the principal amount of Debentures to be redeemed plus any accrued and unpaid interest to, but not including, the repurchase date.

2.8    Ranking.  The Debentures are general unsecured subordinated obligations of ours and rank equally in right of payment with all of our existing and future unsecured subordinated indebtedness, and are contractually subordinated in right of payment to our unsubordinated indebtedness and effectively subordinated in right of payment to our secured indebtedness, to the extent of the value of the assets securing such indebtedness, and to all liabilities and preferred equity of our subsidiaries, other than the Guarantor.

2.9    Dividends.  The Holders of Debentures are not entitled to dividends. Upon conversion of the Debentures into Common Stock, the Holders will be entitled to dividends, if any, made to holders of Common Stock.

3.        Procedures to be Followed by Holders Electing to Surrender Debentures for Purchase.  Holders will not be entitled to receive the Purchase Price for their Debentures unless they validly surrender, and do not withdraw, the Debentures on or before 11:59 p.m. (New York City time) on the Expiration Date. Only registered Holders are authorized to surrender their Debentures for purchase. Holders may surrender some or all of their Debentures; however, any Debentures surrendered must be in a principal amount of $1,000 or an integral multiple thereof. If Holders do not validly surrender their Debentures on or before 11:59 p.m. (New York City time) on the Expiration Date, their Debentures will remain outstanding subject to the existing terms of the Indenture and the Debentures.

3.1    Method of Delivery.  The Trustee has informed us that, as of the date of this Company Notice, all custodians and beneficial holders of the Debentures hold the Debentures through DTC accounts and that there are no certificated Debentures in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Debentures surrendered for purchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Debentures via ATOP will constitute a Purchase Notice (as defined in the Indenture) satisfying Holders’ notice requirements under the Indenture. Delivery of Debentures and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Debentures.

3.2    Agreement to be Bound by the Terms of the Repurchase Option.  By surrendering your Debentures through the transmittal procedures of DTC, you acknowledge and agree as follows:

•                  such Debentures shall be purchased pursuant to the terms and conditions set forth in this Company Notice;

•                  you agree to all of the terms of this Company Notice;

•                  you have received this Company Notice and acknowledge that this Company Notice provides the notice required pursuant to the Indenture and the Debentures;

•                  upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Debentures, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to us all right, title and interest in and to all the Debentures surrendered, (ii) waive any and all rights with respect to the Debentures (including, without limitation, any existing or past defaults and their consequences), (iii) release and discharge us and our directors, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Debentures, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Debentures or to participate in any redemption or defeasance of the Debentures (other than claims with respect to U.S. federal securities laws) and (iv) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Debentures, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Debentures, or transfer ownership of such Debentures, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Debentures for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Debentures (except that the Paying Agent will have no rights to, or control over, funds from us, except as our agent, for the Purchase Price of any surrendered Debentures that are purchased by us), all in accordance with the terms set forth in this Company Notice;

•                  you represent and warrant that you (i) own the Debentures surrendered and are entitled to surrender such Debentures and (ii) have full power and authority to surrender, sell, assign and transfer the Debentures surrendered hereby and that when such Debentures are accepted for purchase and payment by us we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•                  you agree, upon our request, to execute and deliver any additional documents deemed by the Paying Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Debentures surrendered;

•                  you understand that all Debentures properly surrendered for purchase prior to 11:59 p.m. (New York City time) on the Expiration Date and not withdrawn prior to 11:59 p.m. (New York City time) on the Expiration Date will be purchased at the Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Debentures, the Company Notice and related notice materials, as amended and supplemented from time to time;

•                  payment for Debentures purchased pursuant to the Company Notice will be made by deposit of the Purchase Price for such Debentures with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from us and transmitting such payments to such Holders;

•                  surrenders of Debentures may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time prior to 11:59 p.m. (New York City time) on the Expiration Date;

•                  all authority conferred or agreed to be conferred pursuant to the terms of the Repurchase Option hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•                  the delivery and surrender of the Debentures is not effective, and the risk of loss of the Debentures does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

•                  all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Debentures pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole direction, which determination shall be final and binding on all parties.

3.3    Delivery of Debentures.

Debentures Held Through a Custodian. If you wish to tender Debentures pursuant to this Company Notice and your Debentures are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Debentures for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Debentures in Global Form” on or prior to 11:59 p.m. (New York City time) on the Expiration Date. We will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Debentures held by them as a nominee or in a fiduciary capacity.

Debentures in Global Form. If you are a DTC participant who wishes to tender Debentures pursuant to this Company Notice, you must surrender to us your beneficial interest in the Debentures by:

•                  delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Debentures on or prior to 11:59 p.m. (New York City time) on the Expiration Date; and

•                  electronically transmitting your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 11:59 p.m. (New York City time) on the Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of an agreement to be bound by the terms of the Repurchase Option, including those set forth above under the heading “Agreement to be Bound by the Terms of the Repurchase Option.”

Debentures Held in Certificated Non-Global Form. In the event that after the date hereof physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee, then any such Holder of the Debentures must complete and sign a Purchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Purchase Notice, together with the certificates evidencing the Debentures being tendered and all necessary endorsements, to the Paying Agent prior to the Expiration Time.

All signatures on a Purchase Notice must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Purchase Notice need not be guaranteed if such Debentures are tendered for the account of an Eligible Institution. If a Purchase Notice or any Debenture is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to us of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Debentures. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 11:59 p.m. (New York City time) on the Expiration Date.

4.       Right of Withdrawal.  Debentures surrendered for purchase may be withdrawn at any time prior to 11:59 p.m. (New York City time) on the Expiration Date. In order to withdraw Debentures, you must comply with the withdrawal procedures of DTC prior to 11:59 p.m. (New York City time) on the Expiration Date. Debentures withdrawn from the Repurchase Option may be re-surrendered by following the surrender procedures described in Section 3 above; provided, however, in order for Debentures to be validly re-surrendered pursuant to this Company Notice, such Debentures must be surrendered for purchase pursuant to procedures described in Section 3 above prior to 11:59 p.m. (New York City time) on the Expiration Date.

This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant before 11:59 p.m. (New York City time) on the Expiration Date. The withdrawal notice must:

•                  specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Debentures were tendered and such participant’s account number at DTC to be credited with the withdrawn Debentures;

•                  contain a description of the Debentures to be withdrawn (including the principal amount to be withdrawn); and

•                  be submitted through the DTC ATOP system by such participant under the same name as the participant’s name listed in the original tender, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Debentures.

In the event that after the date hereof physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Debentures evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures above, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 3.9 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 11:59 p.m. (New York City time) on the Expiration Date.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Debentures. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 11:59 p.m. (New York City time) on January 17, 2012.

5.       Payment for Surrendered Debentures.  We will promptly forward to the Paying Agent, prior to 11:00 a.m. (New York City time) on the business day following the Expiration Date the appropriate amount of cash required to pay the Purchase Price for the surrendered Debentures, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Debentures prior to 11:59 p.m. (New York City time) on the Expiration Date and not validly withdrawn such delivery prior to 11:59 p.m. (New York City time) on the Expiration Date.

The total amount of funds required by us to purchase all of the Debentures is approximately $387,812,000 (assuming all of the Debentures are validly surrendered for purchase and accepted for payment).

6.       Debentures Acquired.  Any Debentures purchased by us pursuant to the Repurchase Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7.       Plans or Proposals of the Company.  Except as publicly disclosed on or prior to the date of this Company Notice, we do not currently have any plans which would be material to a Holder’s decision to surrender Debentures for purchase in the Repurchase Option, which relate to or which would result in:

•                  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•                  any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries (consistent with our growth strategy, we actively pursue opportunities for potential acquisitions, with due diligence and negotiation often at different stages of advancement at any particular time);

•                  any material change in our present dividend rate or policy, or indebtedness or capitalization;

•                  any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•                  any other material change in our corporate structure or business;

•                  any class of our equity securities to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•                  any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•                  the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•                  the acquisition by any person of additional securities of us or the disposition of our securities; or

•                  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

8.       Interests of Directors, Executive Officers and Affiliates of the Company in the Debentures.  Except as otherwise disclosed below, based on a reasonable inquiry by us:

•                  neither we nor our executive officers, directors, subsidiaries or other affiliates beneficially owns any Debentures;

•                  we will not purchase any Debentures from our executive officers, directors, subsidiaries or other affiliates; and

•                  during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the Debentures.

Certain of our directors and executive officers are participants in ordinary course equity compensation plans and arrangements involving our Common Stock, as previously disclosed by us. Except as described in the previous sentence, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Repurchase Option or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

A list of our directors and executive officers is attached to this Company Notice as Annex C.

9.       Purchases of Debentures by the Company and Its Affiliates.  Each of us and our affiliates, including our executive officers and directors, is prohibited under applicable U.S. federal securities laws from purchasing

Debentures (or the right to purchase Debentures) other than through the Repurchase Option until at least the tenth business day after the Expiration Date. Following such time, if any Debentures remain outstanding, we and our affiliates may purchase Debentures in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. Any decision to purchase Debentures after the Repurchase Option, if any, will depend upon many factors, including the market price of the Debentures, the amount of Debentures surrendered for purchase pursuant to the Repurchase Option, the market price of our Common Stock, our business and financial position and general economic and market conditions.

10.    Agreements Involving the Company’s Debentures.  We have entered into the following agreement relating to the Debentures:

•                  The Indenture.

All agreements involving other securities issued by us are described in detail in the documents incorporated by reference into this Company Notice, and no provisions in such agreements are material to the Repurchase Option or the Debentures.

11.    Material U.S. Federal Income Tax Consequences.  The following is a general discussion of certain material U.S. federal income tax considerations relating to Holders of the Debentures with respect to the Repurchase Option. This discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder’s individual circumstances or to certain types of Holders subject to special tax rules, including, without limitation, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. expatriates, traders in securities who elect to apply a mark-to-market method of accounting, persons that hold Debentures as part of a “straddle,” a “hedge,” a “conversion transaction,” or other “integrated transaction,” persons that acquired Debentures in connection with employment or the performance of services, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, and partnerships and other pass-through entities. In addition, this discussion does not address state, local or foreign tax considerations with respect to the Repurchase Option or U.S. federal tax considerations (such as the estate tax or gift tax) other than income taxation. This summary assumes that Holders have held their Debentures as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change, perhaps retroactively, so as to result in U.S. federal income tax considerations that are different from those discussed below. The Company has not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax considerations described herein and, as a result, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein and that a court would not agree with the IRS. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Debentures that for U.S. federal income tax purposes is: (i) an individual citizen or resident of the U.S.; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or that has a valid election in effect under the applicable Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of a Debenture that is not a U.S. Holder or a partnership.

If a partnership holds a Debenture, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any partners of a partnership holding the Debentures are urged to consult their tax advisors.

Classification of the Debentures

Under the Base Indenture, we and each holder of the Debentures agreed, for U.S. federal income tax purposes, to treat the Debentures as indebtedness that is subject to the U.S. Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). The remainder of this discussion assumes that the Debentures are properly treated as indebtedness that is subject to the Contingent Debt Regulations.

Tendering U.S. Holders

The receipt of cash by a U.S. Holder in exchange for a Debenture pursuant to the Repurchase Option will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder tendering a Debenture generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in exchange for such Debenture and (ii) the U.S. Holder’s “adjusted tax basis” in the Debenture at the time of sale. Generally, a U.S. Holder’s adjusted tax basis in a Debenture will equal the cost of the Debenture, increased by any original issue discount previously included in the U.S. Holder’s income (determined without taking into account any adjustments required under the Contingent Debt Regulations other than any positive adjustments occurring as a result of a difference between a U.S. Holder’s initial tax basis in a Debenture and the adjusted issue price of the Debenture) and reduced (but not below zero) by the amount of any noncontingent payment and the projected amount of any contingent payment previously made on the Debenture and any negative adjustments occurring as a result of a difference between a U.S. Holder’s initial tax basis in the Debenture and the adjusted issue price of the Debenture. Gain recognized by a U.S. Holder tendering a Debenture generally will be treated as ordinary interest income. Loss recognized by a U.S. Holder tendering a Debenture will be treated as ordinary loss to the extent that a U.S. Holder’s inclusions of original issue discount with respect to the Debentures exceed the total net negative adjustments (calculated pursuant to the Contingent Debt Regulations) previously taken into account as ordinary losses. Any loss in excess of that amount will be treated as a capital loss, which will be long-term capital loss if the Debenture was held for more than one year. The deductibility of capital losses is subject to certain limitations.

Given the complex rules surrounding the tender of debt instruments subject to the Contingent Debt Regulations, U.S. Holders should consult the their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of tendering the Debentures in their particular situations.

Tendering Non-U.S. Holders

Subject to the discussion below regarding backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any interest (including gain treated as interest) recognized on a sale of a Debenture pursuant to the Repurchase Option provided that:

•                  the Non-U.S. Holder does not actually or constructively own a 10% or greater interest in the total combined voting power of all classes of our voting stock;

•                  the Non-U.S. Holder is not a bank that received the Debenture on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•                  the Non-U.S. Holder is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code;

•                  our Common Stock continues to be actively traded within the meaning of Section 871(h)(4)(c)(v)(I) of the Code and we are not a “U.S. real property holding corporation”; and

•                  we have, or our paying agent has, received appropriate documentation (generally, an IRS Form W-8BEN) establishing that the Non-U.S. Holder is not a U.S. person.

We believe that we are not and have not been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If a Non-U.S. Holder does not qualify for the exemption from withholding tax described above and the interest (including gain treated as interest) is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, such interest is not attributable to a U.S. permanent establishment), such interest generally will be subject to withholding of U.S. federal income tax at a 30% rate unless such Non-U.S. Holder is able to claim a valid exemption or reduction from withholding tax under an income tax treaty.

If a Non-U.S. Holder is engaged in a U.S. trade or business to which the income and gain on the Debentures are effectively connected (and, if an income tax treaty provides, such income and gain are attributable to a permanent establishment of such Non-U.S. Holder in the United States), such Non-U.S. Holder, although exempt from U.S. withholding tax on such income and gain (provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI), generally will be required to pay U.S. federal income tax in the same manner described above for a U.S. Holder. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a rate of 30% (or lower rate if so specified by an applicable income tax treaty).

Information Reporting and Backup Withholding

A U.S. Holder whose Debentures are tendered and accepted for payment pursuant to the Repurchase Option will be subject to certain information reporting requirements (unless the U.S. Holder is a corporation or other exempt recipient). In addition, a U.S. Holder may be subject to backup withholding with respect to the receipt of cash in exchange for a Debenture unless the U.S. Holder provides us with a correct taxpayer identification number (“TIN”) and certifies that the U.S. Holder is a U.S. person, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder is not currently subject to backup withholding. U.S. Holders can provide their TIN and these certifications by completing an IRS Form W-9 (a copy of which can be found on the IRS website at http://www.irs.gov/pub/irs-pdf/fw9.pdf). U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. Any amount paid as backup withholding would be creditable against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the requisite information is timely provided to the IRS.

In general, backup withholding will not apply to the sale of Debentures by a Non-U.S. Holder pursuant to the Repurchase Option, provided that the Non-U.S. Holder has provided the required documentation that it is not a U.S. person (for example, IRS Form W-8BEN). However, information reporting may apply to the proceeds from the tender of the Debentures and the amount of any tax withheld with respect to those payments. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Non-Tendering Holders

A Holder whose Debentures are not purchased by us pursuant to the Repurchase Option will not incur any U.S. federal income tax liability as a result of the consummation of the Repurchase Option.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. ALL HOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE REPURCHASE OPTION.

12.    Additional Information.  We are subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Repurchase Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about us and our financial condition, and we incorporate by reference such documents herein:

•                  our Annual Report on Form 10-K for the year ended February 26, 2011;

•                  our Quarterly Reports on Form 10-Q for the quarters ended May 28, 2011 and August 27, 2011;

•                  our Current Reports on Form 8-K and Form 8-K/A filed on March 11, 2011, April 8, 2011, April 15, 2011, June 17, 2011, June 24, 2011, August 2, 2011, October 12, 2011, October 21, 2011, November 7, 2011 (excluding the information set forth under Item 7.01) and December 14, 2011;

•                  our Definitive Proxy Statement dated May 26, 2011, as supplemented; and

•                  the description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on October 8, 1993, together with all amendments and reports updating such description.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

The Schedule TO to which this Company Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Company Notice, we will amend the Schedule TO accordingly.

13.    No Solicitations.  We have not employed any persons to make solicitations or recommendations in connection with the Repurchase Option.

14.    Definitions.  All capitalized terms used but not specifically defined in this Company Notice shall have the meanings given to such terms in the Indenture and the Debentures.

15.    Conflicts.  In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or the Debentures or any applicable laws on the other hand, the terms of the Indenture or the Debentures or applicable laws, as the case may be, will control.

None of the Company or its board of directors or employees, as applicable, are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Debentures for purchase pursuant to this Company Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Debentures for purchase and, if so, the principal amount of Debentures to surrender based on their own assessment of the current market value and other relevant factors.

ANNEX A

FORM OF PURCHASE NOTICE

TO:         BEST BUY CO., INC.

WELLS FARGO BANK, N.A.

The undersigned registered Holder of the Debentures designated below hereby irrevocably acknowledges receipt of a notice (the “Company Notice”) from Best Buy Co., Inc. (the “Company”) regarding the right of Holders to elect to require the Company to repurchase their Debentures and requests and instructs the Company to repay the entire principal amount of such Debentures, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in cash, in accordance with the terms of the Indenture, dated as of January 15, 2002 (the “Base Indenture”), among Best Buy Co., Inc., a Minnesota corporation, as Issuer (the “Company”), Best Buy Stores, L.P., as Guarantor (the “Guarantor”), and Wells Fargo Bank, N.A. (formerly Wells Fargo Bank Minnesota, National Association), a national banking association, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 26, 2002 (together with the Base Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee, for the Company’s 2.25% Convertible Subordinated Debentures due January 15, 2022 (the “Debentures”), at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid interest to, but excluding, the Purchase Date, to the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Debentures shall be repurchased by the Company promptly following January 15, 2012, the Purchase Date, pursuant to the terms and conditions specified in the Indenture, the Debentures and the Company Notice.

NOTICE: The signature below of the Holder of the Debentures designated below must correspond with the name as written upon the face of such Debentures in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Certificate Number (if applicable):

Principal amount to be repurchased (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the U.S. Securities Exchange Act of 1934, as amended.

Signature Guarantee

ANNEX B

FORM OF WITHDRAWAL NOTICE

TO:         BEST BUY CO., INC.

WELLS FARGO BANK, N.A.

The undersigned registered owner of the Debentures designated below hereby withdraws its election to require Best Buy Co., Inc. (the “Company”) to repurchase such Debentures, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Indenture, dated as of January 15, 2002 (the “Base Indenture”), among the Company, Best Buy Stores, L.P., as Guarantor (the “Guarantor”), and Wells Fargo Bank, N.A. (formerly Wells Fargo Bank Minnesota, National Association), a national banking association, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 26, 2002 (together with the Base Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

NOTICE: The signature below of the Holder must correspond with the name as written upon the face of the Debentures in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Certificate Number (if applicable):

Principal amount to be withdrawn (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

ANNEX C

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following tables set forth the names of each of our directors and executive officers:

Name	Title

Richard M. Schulze	Founder and Chairman

Lisa M. Caputo	Director

Kathy J. Higgins Victor	Director

Ronald James	Director

Sanjay Khosla	Director

George L. Mikan III	Director

Matthew H. Paull	Director

Rogelio M. Rebolledo	Director

Hatim A. Tyabji	Director

Gérard R. Vittecoq	Director

Brian J. Dunn	Chief Executive Officer and Director

James L. Muehlbauer	Executive Vice President — Finance and Chief Financial Officer

Susan S. Grafton	Senior Vice President, Controller and Chief Accounting Officer

Shari L. Ballard	Executive Vice President, President — Americas

Christopher K.K. Gould	Vice President, Treasurer

Barry Judge	Executive Vice President, Chief Marketing Officer

Keith J. Nelsen	Executive Vice President, General Counsel and Secretary

Ryan D. Robinson	Senior Vice President, Chief Financial Officer — U.S. Strategic Business Unit and Treasurer

Timothy R. Sheehan	Executive Vice President, Chief Administrative Officer

Carol A. Surface	Executive Vice President, Chief Human Resources Officer

Michael A. Vitelli	Executive Vice President, President — Americas

The business address of each person set forth above is c/o Best Buy Co., Inc., 7601 Penn Avenue South, Richfield, Minnesota 55423 and our telephone number is (612) 291-1000.